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                                   EXHIBIT 2.1

                     AUTOSPECIALTY ASSET PURCHASE AGREEMENT

THIS IS THE AUTOSPECIALTY ASSET PURCHASE AGREEMENT ("this Agreement") by and between Kelsey-Hayes Company, a Delaware Corporation ("Seller"), and Universal Automotive, Inc., an Illinois Corporation ("Purchaser") effective this 23rd day of December, 2003. Seller and Purchaser in consideration of the mutual agreements set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged), hereby agree with the intent to be legally bound as follows:

                                    ARTICLE 1

                                    RECITALS

      1.1 BUSINESS. Seller owns and operates a business unit that distributes, manufactures and sells braking, steering, suspension and clutch products for passenger car, light trucks, and light and medium commercial vehicle applications exclusively into the independent aftermarket ("IAM") in North America with its principal office located in Carson, California (hereinafter sometimes referred to as "Autospecialty" or the "Business").

      1.2 TRANSACTION. Seller desires to sell and assign and Purchaser desires to purchase and assume substantially all of the assets, property and agreements used in the Business.

      1.3 TRANSITIONAL SERVICES AGREEMENT. Seller and Purchaser wish to enter into the Transitional Services Agreement (in the form of SCHEDULE 1.3) whereby Seller will provide Purchaser with certain agreed services at a certain price for a limited period of time.

      1.4 SUPPLY AGREEMENT. Purchaser wishes to enter into the Supply Agreement (in the form of SCHEDULE 1.4) with Seller's affiliate REMSA of America ("ROA") for the supply of friction materials from ROA to Purchaser.

      1.5 TRADEMARK LICENSE. TRW Intellectual Property Corp and Purchaser wish to enter into the Trademark License Agreement (in the form of SCHEDULE 1.5, the "Trademark License Agreement") allowing Purchaser to use the TRW trademark in connection with the sale of premium rotors and drums in North America in the IAM pursuant to the terms of the Trademark License Agreement.

      1.6 CHASSIS SUPPLY AGREEMENT WITH FEDERAL MOGUL. Purchaser wishes to enter into the Supply Agreement (in the form of SCHEDULE 1.6) with Federal Mogul Corporation for the supply of TRW branded chassis components.

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                                    ARTICLE 2

                PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

      2.1 AGREEMENT TO PURCHASE AND SELL. At the Closing Time, subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, the Purchased Assets (as defined in Section
2.2 below), and Purchaser hereby agrees to assume the Assumed Liabilities (as defined in Section 2.7 below). For purposes of this Agreement, "Closing" means the completion of the purchase and sale of the Purchased Assets and transfer of the Assumed Liabilities in accordance with the provisions of this Agreement. "Closing Date" means the date of Closing and "Closing Time" mean the time of Closing on the Closing Date both as specified in Article 3 hereof.

      2.2 PURCHASED ASSETS. At the Closing Time, subject to the terms of this Agreement, Seller hereby agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase and assume the following assets of the Business exclusive of the Excluded Assets as defined in Section 2.3 below (the "Purchased Assets"):

            (a) Seller's interest as lessee under the leases of real property (the "Leases") described in SCHEDULE 2.2(a) to this Agreement, including Seller's interest in the land and the structures, improvements, buildings and facilities located thereon (the "Real Property");

            (b) All of the assets included in the Balance Sheet of the Business attached hereto as SCHEDULE 2.2(b) including, without limitation:

                        i. machinery, equipment, tools, tooling, vehicles, furniture, pallet racking, fixtures, office equipment, supplies, spare parts, jigs, patterns, dies, molds, computers and other tangible personal property owned by the Business which is located at the Business' locations in Carson, California, Itasca Illinois, and Parsippany, New Jersey and at fee warehouses, together with all brake rotor tooling located at AB&I Foundry and other vendors of the Business (collectively, the "Machinery and Equipment") and listed on SCHEDULE 2.2 (b)(i);

                        ii. All inventories of raw materials, cores, work-in-process, finished product service parts and supplies, packaging materials and marketing materials of the Business which are located at the Business' locations in Carson, California, Itasca Illinois, and Parsippany, New Jersey and at fee warehouses and suppliers (excluding brake components located at New Jersey American) or which are in transit, on the Closing Date (as defined in Section 3.1), as described in SCHEDULE 2.2(b)(ii) (the "Inventory");

                        iii. All trade and sundry receivables, which are non-intercompany and are more completely described on SCHEDULE 2.2(b)(iii) ("Accounts Receivable");

                        iv. The computer hardware, software and other items that are identified on SCHEDULE 2.2(b)(iv); and

                        v. all prepaid expenses, deposits, advance payments, security deposits, down payments, and similar items all of which are specifically related to and historically recorded on the books and records of Autospecialty, other than with respect to the Excluded Assets (as defined in Section 2.3) or the Retained

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                              Liabilities (as defined in Section 2.8);

            (c) All of Seller's interest (to the extent transferable) in the customer contracts, distribution contracts, consignment agreements, commitments, customer orders, personal property leases and other agreements which are described on SCHEDULE 2.2(c) (the "Contract Rights" and each document evidencing such Contract Right(s), a "Contract") and all of Seller's interest in the Leases;

            (d) All personnel and payroll records of the Acquired Employees (as defined in Section 4.4), all customer lists, customer files, supplier files, and all surveys of real property, appraisals, valuations, consulting studies, production records, engineering records, environmental compliance records, credit data, accounting records, parts lists, manuals, and correspondence relating to the Business (the "Files and Records");

            (e) All licenses and permits of Seller to the extent transferable or assignable by their terms or pursuant to applicable law which are described on SCHEDULE 2.2(e) (the "Permits");

            (f) all rights, claims, and choses in action against third parties related to the Purchased Assets and/or the Assumed Liabilities other than with respect to the Retained Liabilities and/or the Excluded Assets, including, but not limited to, all rights against suppliers under warranties covering any of the Inventory or Machinery and Equipment;

            (g) all know-how solely related to the Business and all of Seller's right, title and interest in the domain names and trademarks listed in the Trademark Assignment and Domain Name Assignment attached hereto as SCHEDULE 2.2(g), except that Seller and its affiliates retain the right to use the mark SUPER KIT in connection with the sale of drum brakes in the United States. Buyer agrees not to oppose or otherwise challenge the right of Seller and its affiliates to own, register and use the mark SUPER KIT outside the United States.

      2.3 EXCLUDED ASSETS. Subject to the terms of this Agreement and the Trademark License Agreement, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

            (a)   cash and cash equivalent items;

            (b)   the computer hardware, software, and other items identified on
SCHEDULE 2.3(b);

            (c) the following trademarks and tradenames: TRW, Lucas, Kelsey-Hayes, K-H, Kelsey and any other trademark which (1) is owned by Kelsey-Hayes, its indirect parent TRW Automotive Inc. or any of its or their affiliates or subsidiaries and (2) is not listed in SCHEDULE 2.2(g);

            (d)   trade and sundry receivables, which are intercompany;

            (e) surplus reserve amounts or prepaid premiums in connection with employee group insurance policies;

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            (f)   all insurance policies held by Seller and all recoveries or rights to the same which relate to or are in reimbursement of any expenses incurred by Seller in respect of damages to or loss of the Purchased Assets;

            (g) all income tax installments paid by Seller and the right to receive any refund of income taxes paid by Seller and deferred tax credits refundable to Seller and all interest thereon;

            (h) all claims and rights to deposits, royalties, prepaid expenses, and similar relating to any of the assets described in (a) through (g) in this Section 2.3;

            (i) reimbursable customer tooling and unbilled tooling as listed on SCHEDULE 2.3(i);

            (j) all inventories of raw materials, work-in-process, finished product service parts and supplies, and packaging materials that are on consignment from vendors and located at Autospecialty on the Closing Date as described in SCHEDULE 2.3(j) (the "Consigned Inventory"). A copy of all consignment agreements relating to the Consigned Inventory and all sums owed to the related consignors (the "Consignors") as of Closing are included in SCHEDULE 2.3(j);

            (k) all brake components located at New Jersey American in Somerdale, New Jersey and at FASA in Montreal, Quebec, Canada;

            (l) all claims and rights to receivables and/or other assets from BLV L.L.C. d/b/a APR, its affiliates, and their officers, directors, shareholders, employees, agents and assigns; and

            (m) all rights including rights to payment in connection with Case # A-570-846 under the U.S. Customs Service pursuant to the Continued Dumping and Subsidy Offset Act ("CDSOA") accruing from activities and goods sold prior to closing.

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      2.4   PAYMENT OF PURCHASE PRICE. The consideration given to Seller at
Closing for the Purchased Assets shall equal the "Net Asset Value" or "NAV" of the Business as at the month end prior to Closing. At November 28, 2003, the NAV equaled Ten Million Six Hundred Forty Thousand Eight Hundred Fifty-Two Dollars ($10,640,852) consisting of Eighteen Million Nine Hundred Thirty Five Thousand Five Hundred Seventy Eight Dollars ($18,935,578) in Purchased Assets reduced by Purchaser's assumption of Eight Million Two Hundred Ninety Four Thousand Seven Hundred Twenty Five Dollars ($8,294,725) in Assumed Liabilities (as defined in
Section 2.7) (the "Purchase Price"). Using identical methodology, the NAV as at the month-end prior to the Closing has been calculated using the worksheets presented in SCHEDULE 2.4(a). The Purchase Price shall be subject to two Post-Closing Adjustments (as defined in Section 2.10).

      2.5 ALLOCATION. Seller and Purchaser agree that the Purchase Price shall be allocated and reported for all federal and local tax purposes in accordance with SCHEDULE 2.5. The provisions of this Section 2.5 shall survive the Closing.

      2.6 PRORATIONS. Seller and Purchaser shall apportion, with respect to the Purchased Assets as of the date of the Closing, real and personal property taxes and/or assessments, prorated upon the basis of the tax year for which assessed (unless undeterminable as of the date of the Closing and then based upon the previous year's real and personal property taxes) and payable and apportioned upon the basis of the actual number of days elapsed in such year as of the Closing Date.

      2.7 ASSUMED LIABILITIES. Except for the "Retained Liabilities" defined in Section 2.8 below, from and after the date of the Closing, Purchaser shall assume and agree to perform and discharge the following obligations and liabilities (collectively, the "Assumed Liabilities"):

            (i) the duties, liabilities and obligations of Seller under the Contract Rights and the Permits, regardless of when asserted;

            (ii) all other duties, obligations and liabilities of Seller related to the Business and/or the Purchased Assets, including any warranty claims and including the following: (a) Purchaser's liabilities for workers' compensation claims as provided in Section 7.3, and (b) all liabilities and obligations arising out of, resulting from or relating to claims for products sold to end users on or after the Closing Date which are founded upon any theory of liability, including but not limited to negligence, breach of warranty, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property;

            (iii) all duties, obligations and liabilities relating to the Acquired Employees other than Seller's liabilities and obligations as set forth in Article 7 below;

            (iv) subject to Sections 5.9 and 8.2, all obligations and liabilities under Environmental Laws relating to or arising from the Business and/or the Purchased Assets;

            (v) all obligations and covenants of Purchaser pursuant to the terms of this Agreement, including but not limited to Sections 2.4, 2.10, and 4.4 of this Agreement; and

            (vi) trade and sundry payables of the Business (other than intercompany payables) to the extent disclosed on the Closing Date Statement (as such term is defined in Section 2.10.1.2(a) below).

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      2.8   RETAINED LIABILITIES. Seller shall retain and be solely responsible for the following "Retained Liabilities":

            (i) trade and sundry payables which are intercompany or are not disclosed on the Closing Date Statement;

            (ii)  liabilities for workers' compensation claims as specified in
      Section 7.3 hereof;

            (iii) all liabilities relating to past employees of the Business who are not employed by Purchaser on the Closing Date, tort and employment discrimination liabilities relating to Acquired Employees (to the extent such liabilities arise from periods of employment under Seller and are asserted within ninety (90) days of the Closing Date), and all liabilities relating to the Excluded Employees as defined in 4.4 infra;

            (iv) all obligations and covenants of Seller pursuant to the terms of this Agreement, including but not limited to, Seller's liabilities and obligations under Article 7;

            (v) all product liability claims of third party end users arising out of the sale of products to said claimants prior to the Closing Date;

            (vi) those liabilities or obligations arising out of those litigation matters more particularly described on SCHEDULE 2.8(vi);

            (vii) those liabilities or obligations arising out of third party personal injury and/or wrongful death claims relating to the sale of any asbestos-containing products by the Business prior to the Closing Date; and(viii) any liabilities related to Section 2.3(m) above.

      2.9 TAX MATTERS. Purchaser shall pay all sales and use taxes, as applicable, arising out of or attributable to the sale of the Purchased Assets from Seller to Purchaser.

      2.10  POST-CLOSING ADJUSTMENTS.

            2.10.1 The cash portion of the Purchase Price (as specified in Section 2.4) may be increased or decreased via either or both of two Post-Closing Adjustments. The first Post-Closing Adjustment shall be determined by the difference between the Purchase Price and the NAV of the Business as at Closing (but determined after the Closing). The second Post-Closing Adjustment shall be determined as follows:

            2.10.1.1 Within fifteen (15) days of March 31, 2004, the Purchaser shall pay to the Seller the amount of Two-Hundred Fifty Thousand and No/100 ($250,000.00).

            2.10.1.2 Thereafter within fifteen (15) days of each of June 30, 2004, September 30, 2004, December 31, 2004, March 31,
                      2005, June 30, 2005, September 30, 2005 and December 31, 2005 (the foregoing to be known as the "Quarterly Payments"), Purchaser shall pay to Seller further amounts based on its collection of Category B Accounts Receivable (as defined on Schedule 2.4(a)) purchased by Purchaser at Closing (that is, collections arising from Category B Accounts Receivable that existed prior to Closing). The Quarterly Payments shall be equal to ___ (___%) of: the total amount collected on Category B Accounts Receivable less that portion of the Purchase Price allocated to such Accounts Receivable less

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                  Five Hundred Thousand and No/100 ($500,000.00) Dollars less the product of two (2) multiplied by the prior Quarterly Payments. In addition to and contemporaneous with the Quarterly Payments above, Purchaser shall pay to Seller ___ (___%) of all collections of Category A Accounts Receivable as defined on Schedule 2.4(a) (the "Category A Payments"). Category A Accounts Receivable and Category B Accounts Receivable shall be referred to herein as the "Pre-Closing Accounts". If and to the extent that Seller receives payment on any Pre-Closing Account, it shall turn over such amount to Purchaser within five (5) business days of receipt. Any such amount not timely turned over to Purchaser may be credited by Purchaser against any Quarterly Payment or Category A Payment due Seller, provided that the failure of Purchaser to take such credit shall not relieve Seller of its obligation to turn over such amount to Purchaser.

            (a) Adjustment Calculation. (i) Within thirty (30) calendar days of the Closing Date, Purchaser shall deliver to Seller a balance sheet for the Business in a form consistent with
                  SCHEDULE 2.10(a) as of the close of business on the Closing Date (the "Closing Date Statement"). Within thirty (30) calendar days after delivery, the Seller shall provide Purchaser with a calculation of the NAV of the Business as at the Closing. Seller shall present a Post-Closing Adjustment amount equal to the change in NAV between the month-end prior to Closing and Closing (the "First Adjustment"). To the extent NAV has increased by more than Fifty Thousand ($50,000.00), then Purchaser shall owe to Seller the amount of the difference. To the extent NAV has decreased by more than Fifty Thousand ($50,000.00), then Seller shall owe to Purchaser the amount of the difference.

            (b)   Purchase Price Adjustment Dispute Procedure.

                  (i) Purchaser shall be provided with a fifteen (15)-calendar day review period upon receipt of the First Adjustment amount furnished pursuant to (a) above. If Purchaser fails to submit, in writing, a Dispute Notice contesting the First Adjustment within ten
            (10) calendar days, the First Adjustment, as presented, shall be deemed accepted.

                  (ii) If, within ten (10) calendar days of receipt by Seller of a Dispute Notice, Purchaser and Seller, or their respective representatives, are unable to agree on the First Adjustment, Purchaser or Seller, as the case may be, shall provide to the other, in writing ("Irreconcilable Dispute Notice") listing elements of the First Adjustment which remain in dispute, and Purchaser's or Seller's, as the case may be, position as to each one.

                  (iii) If the parties cannot agree within an additional 30 day period, Purchaser and Seller shall then engage an independent accounting firm which they may mutually agree (the "Arbitrator") to resolve the conflict. The Arbitrator shall be furnished with a copy of this Agreement and relevant correspondence and information regarding the First Adjustment from the parties, including their respective Dispute Notice(s) and/or Irreconcilable Dispute Notices (in each case, the "Closing Information".) Such submission shall include each party's calculation of the First Adjustment. Provided however that the only decision to be made by the Arbitrator is the accuracy of the calculation of the First Adjustment. For purposes of such determination, the Arbitrator shall only consider the amount of

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            the Purchased Assets and the Assumed Liabilities and shall not be permitted to consider any arguments regarding their worth and/or collectability. In such regard the parties agree that the intention of the parties was the sale and purchase of the Purchased Assets "as-is, where is" and that Purchaser was given ample time to conduct inventory test counts, inventory evaluation procedures, and otherwise examine the assets during its due diligence, and that such examination led to an agreement of the Purchase Price. Neither party shall make any additional submission to the Arbitrator, except pursuant to the Arbitrator's specific request. The Arbitrator shall review the Closing Information, each party's proposed First Adjustment, and such other information as the Arbitrator deems appropriate, for a period of fifteen (15) days. Within such fifteen
            (15) day period, the Arbitrator shall furnish both parties with its written determination with respect to each of the unresolved adjustments. The parties acknowledge and agree that the award of the Arbitrator shall be final and binding on the parties and a judgment of any circuit court in Michigan may be rendered upon the award. The fee of the Arbitrator shall be borne by the party whose calculation is rejected by the arbitrator.

                  (iv) Upon request, each party shall grant the other and the Arbitrator reasonable access to the records of the Business and any work papers, including auditor's work papers, prepared with respect to the First Adjustment.

            (c) Adjustment to the Purchase Price. Within five (5) business days of final determination of the First Adjustment, the owing party shall pay such amount to the other party by wire transfer.

                                    ARTICLE 3

                                   THE CLOSING

      3.1 THE CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. ("Closing Time") local time on December 29, 2003 ("Closing Date"), at the offices of Seller at 12025 Tech Center Drive, Livonia, MI 48150, unless the parties agree to another time, date or place. The term "Closing Date" shall mean the date on which the Closing occurs.

      3.2 DELIVERIES. Seller and Purchaser shall deliver at the Closing, in addition to all other items specified elsewhere in this Agreement, the following to each other.

            (a) General Transfer Instruments. The general instrument of conveyance, together with the bills of sale, in the form attached as SCHEDULE 3.2(a), duly executed by Seller and Purchaser.

            (b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement with respect to the Assumed Liabilities and Contract Rights in the form attached as SCHEDULE 3.2(b) and assignments and assumption of the Leases, duly executed by Seller and Purchaser.

            (c) Motor Vehicle Title Certificates. Title certificates, registrations and other documentation necessary to transfer motor vehicles and other certificated assets, if any, included in the Purchased Assets, duly completed in favor of Purchaser and duly executed by Seller and Purchaser.

            (d) Transition Services Agreement. The Transition Services Agreement, in the

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form attached as SCHEDULE 1.3, duly executed by Seller and Purchaser.

            (e) Supply Agreement. The Supply Agreement in the form of SCHEDULE 1.4.

            (f) Trademark License Agreement. The Trademark License Agreement in the form of SCHEDULE 1.5.

            (g) Additional Requests. Such other documents or instruments of conveyance and transfer as Seller or Purchaser may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming the sale of the Business and the Purchased Assets, or any part thereof, to Purchaser.

      3.3 POSSESSION. The transactions contemplated by this Agreement, including possession of the Purchased Assets and assumption of the Assumed Liabilities, shall be effective as of 12:01 a.m., Eastern Standard Time, on the Closing Date, once all conditions precedent, including but not limited to receipt of funds into Seller's account and receipt of all closing and transfer documents by Purchaser, have been met .

      3.4 RISK OF LOSS. Risk of loss with respect to the Purchased Assets shall remain with Seller until the Closing Time, at which time it shall pass to Purchaser.

                                    ARTICLE 4

                                OTHER AGREEMENTS

      4.1 THIRD PARTY ASSIGNMENTS. To the extent that any of the Contract Rights and Permits that this Agreement contemplates are to be assigned to Purchaser are not assignable without the consent of a third party (for purposes of this Section 4.1, "Special Agreements and Rights"), neither this Agreement nor any agreement, document or instrument delivered pursuant to this Agreement shall constitute an assignment or an attempted assignment of such Special Agreements and Rights if such consent is not obtained. If such consent shall not be obtained, Seller shall cooperate in any reasonable arrangement designed to provide for Purchaser the benefits under any such Special Agreements and Rights, provided, however, any third party expense associated with acquiring such rights or permits will be for the sole account of Purchaser. Specifically, Seller and Purchaser agree to work cooperatively to assign Seller's interest in the Leases for the Business' locations at Carson, California and Parsippany, New Jersey. If the landlords at either of said locations refuse to consent to such an assignment, Seller and Purchaser will work to provide an assignment (or sublease) of said Leases to Purchaser on substantially the same terms and conditions governing Seller's tenancy. If within 90 days following the Closing Date, Seller is unable to obtain such an assignment (or sublease) of the Leases or any other significant contract, Seller shall notify Buyer and the parties agree to negotiate in good faith to achieve an equitable resolution.

      4.2 POST-CLOSING ASSISTANCE. From time to time after the date of this Agreement, Seller and Purchaser (on mutually acceptable terms and conditions) shall cause their appropriate employees and representatives: (i) to provide the other with information and data (including work papers and personnel and employee benefit records) reasonably requested which are necessary or useful to the requesting party in connection with its current or former operation of the Business, or the preparation of all accounting and related reports and all tax returns with respect to the Business; and (ii) to provide each other with assistance as may be reasonably requested in connection with its current or former operation of the Business (including the administration or defense of any third party claims or litigation, audit or other examination by any taxing authority or any judicial or administrative proceedings relating to any party's liability for taxes) with respect to the Business.

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      4.3   TRANSITIONAL SERVICES AGREEMENT. At the Closing, Seller and
Purchaser will enter into and perform the Transitional Services Agreement in the form attached as SCHEDULE 1.3.

      4.4 ACQUIRED EMPLOYEES. Listed on SCHEDULE 4.4 are all of the active and inactive employees of the Business, including without limitation those on layoff, any type of medical leave (including on family and medical leave, workers' compensation or other), or any other leave (collectively, the "Autospecialty Employees"). Subject to the provisions contained in Article 7 of this Agreement and except for any excluded employees listed on Schedule 4.4 (the "Excluded Employees"), Purchaser shall hire and shall otherwise assume all post-Closing liability for all Autospecialty Employees (the Autospecialty Employees, excluding the Excluded Employees, are hereinafter collectively referred to as the "Acquired Employees"). Notwithstanding the foregoing, nothing in this Agreement shall be deemed in any way to modify the at-will employment status of any Acquired Employee who maintains such at-will employment status immediately prior to the Closing.

      4.5 CERTIFIED BACK AUDITS. On or before 60 days following Closing, Seller shall deliver to Purchaser certified audits of the Business for years 2001 and 2002 and for January through December 2003, prepared by Ernst & Young.

      4.6 BULK TRANSFER. Seller and Purchaser agree to waive compliance with any bulk transfer notice requirements in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                           AS TO THE PURCHASED ASSETS

Except for the Retained Liabilities, Seller shall have no liability, obligation or duty to Purchaser with respect to the contents of, and matters disclosed in,
(a) the documents contained in the "data room" relating to Autospecialty or the Business (the "Data Room") and more particularly described as Bates Stamped Pages 000001 through 2,622, inclusive, (b) the electronic data provided on three CD's included as part and parcel to the "data room" and (c) all information and matters known, from whatever source, by Purchaser as of the Closing Date, whether or not disclosed in the Schedules pursuant to this Article 5. Subject to the foregoing, Seller hereby represents and warrants to Purchaser as of the Closing Date only to the extent that a breach of any representation or warranty has a Material Adverse Effect (as defined in Section 9.6 below):

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      5.1   ORGANIZATION AND STANDING OF SELLER.

            (a) Organization and Status. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller has qualified as a foreign corporation and is in good standing in every other state where the failure to so qualify would have a Material Adverse Effect. Seller has all corporate power and authority necessary to own and operate its properties and otherwise to conduct the Business as it is presently conducted and to enter into this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder.

            (b) Authority. The execution and delivery of this Agreement and the other agreements to be executed and delivered by Seller pursuant to this Agreement and the consummation by Seller of the transactions contemplated by, and other compliance with or performance under, them have been duly authorized by all necessary action on the part of Seller and its Board of Directors, in compliance with applicable law.

            (c) Consents. Except as provided under Section 4.6 above and except as set forth on SCHEDULE 5.1(c), all filings, consents, and approvals of third parties and governmental authorities required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement have been obtained.

      5.2 NO VIOLATION. Except as provided in SCHEDULE 5.2, the execution and delivery by Seller of this Agreement and the other agreements to be executed and delivered by Seller pursuant to this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not; (i) violate or conflict with any provision of the Articles of Incorporation or the Bylaws of Seller; (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Seller is a party or by which any of its assets (including the Purchased Assets) may be bound, except for such violations or defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained or which will be cured by Seller prior to, Closing; or (iii) violate any law, ordinance, order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of the Purchased Assets.

      5.3 ENFORCEABILITY. This Agreement and the agreements and instruments contemplated by this Agreement to which Seller is a party or a signatory constitute the legal, valid and binding obligations of Seller, and are enforceable in accordance with their terms. The transfer documents executed and delivered by Seller pursuant to this Agreement effectively convey to, and vest in, Purchaser the full right, title and interest of Seller in and to the Purchased Assets (to the extent transferable).

      5.4 FINANCIAL MATTERS. Seller has delivered to Purchaser true and complete copies of (a) unaudited financial statements of the Business for each of the fiscal years-ended December 31, 2001 and 2002, and (b) the unaudited balance sheets of the Seller as of November 28, 2003 and the related statements of revenues and expenses of the Business for the eleven-month period ended November 28,2003. The financial statements described in the preceding sentence, are collectively referred to in this Agreement as the "Financial Statements." The Financial Statements are correct and complete, and prepared in accordance with the books and records of Seller and the accounting policies disclosed in the Data Room and fairly present Seller's assets, liabilities, equity, revenues and expenses as of the date or periods thereof. The reserves on the Financial Statements are calculated consistent with the accounting policies disclosed in the "data room" and past practice. The Business has no liability or obligation of any nature, whether due or to become due, fixed, contingent, accrued, or otherwise, including liabilities for or in respect of federal, state, local, or foreign taxes and any interest or penalties relating thereto, except (a) to the extent fully reflected as a liability on the Financial Statements, and (b) liabilities incurred in the ordinary course of business since November 28, 2003, and fully reflected as liabilities on the books of account of the Business, none of which, individually or in the aggregate, would have a Material Adverse Effect.

      5.5 INVENTORIES. The value of the Inventory presented in the Bid Balance Sheet was calculated in accordance with the TRW policies provided in the Data Room.

      5.6   PROPERTIES.

            (a) Leased Real Property. Seller does not hold legal title to any of the Real Property used in connection with the Business. SCHEDULE 2.2(a) sets forth all the Real Property leases of the Business.

            (b) Owned Personal Properties. SCHEDULE 2.2(b) (i) lists items of depreciable Machinery and Equipment of the Business, (ii) lists motor vehicles which are owned and used by Seller in the conduct of the Business, and (iii) contains a summarized description of other tangible property comprising the Purchased Assets. Except as set forth in SCHEDULE 5.6(B), there are no liens on (other than those which shall be fully discharged on or before Closing) and Seller at Closing shall convey and transfer to Purchaser good title to all Machinery and Equipment, Inventory, Accounts Receivable and all other non-leased Assets identified in Section 2.2(b) above. All of the personal property, including the Machinery and Equipment, is used and is being sold "AS IS, WHERE IS", without any representations or warranties of any nature other than title (as provided above), including, without any representation or warranty as to merchantability or fitness for a particular purpose. Subject at all times to
Section 8.6 below, recovery for a claim pursuant to Section 8.2 alleging a breach of the representations and warranties contained in this Section 5.6(b) will be limited to a credit for the actual out-of-pocket expenses incurred by Purchaser up to the price paid by Purchaser in connection with the particular asset in question.

      5.7 CONTRACTS. SCHEDULE 5.7 sets forth as of the date hereof significant customer and supplier contracts and quotations for the sale of products of the Business which have not been fully performed by Seller, copies of which have been made available to Purchaser. Except as disclosed on SCHEDULE 5.7, neither Seller nor any other party to such contracts is in material default of its obligations thereunder. Except as set forth on SCHEDULE 5.7, with respect to the Business, Seller is not a party to:

                  (i) any indenture, mortgage, note, guaranty, letter of credit, installment obligation, agreement, or other instrument relating to financing or the guarantee of any financing obligation;

                  (ii) any agreement, contract, or other commitment limiting the ability of the Business to (A) compete in the business of sale of braking, steering, clutch or suspension components for passenger vehicles and light trucks in the independent aftermarket ("IAM"), with any person, or in any geographic area, (B) conduct the Business as presently conducted, or (C) use or disclose any proprietary information in the possession of the Business;

                  (iii) any license agreement, including any agreement with respect to any manufacturing rights granted to or by the Business; or

                  (iv)  any joint venture or similar agreement.

      5.8 NO LITIGATION. Except as described on SCHEDULE 5.8(a), there is no litigation, action, claim (including material warranty, charge-back, product liability, or workers' compensation claims), proceeding or governmental investigation pending or threatened in writing against Seller; (i) relating to the Business or the Purchased Assets, or (ii) which may affect Seller's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement.

      5.9   ENVIRONMENTAL.

      With respect to the operations of the Business and except as otherwise disclosed in the Data Room:

            (a) Seller has all permits and approvals currently required by applicable Environmental Laws ("Environmental Permits");

            (b) Seller is in substantial compliance in all material respects with all applicable Environmental Laws and Environmental Permits;

            (c) The Business is not the subject of any pending or threatened federal, state, or local action or investigation evaluating whether Seller has materially violated any Environmental Law or Environmental Permit, or whether any Remedial Action (as hereinafter defined) is needed to respond to a Release (as hereinafter defined) at the Real Property of any Contaminant (as hereinafter defined) into the environment; and

      (d) There are no Releases at the Real Property caused by the Business which require Remedial Action under the Environmental Laws or under any of the Leases.

      For purposes of this Agreement:

                  "Environmental Law(s)" means all applicable federal, state, and local laws, regulations, rules, judgments, consent orders, or ordinances relative to air quality, water quality, solid waste management, hazardous or toxic substances, or the protection of health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.
                  Section 9601, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.
                  Section 6901, et seq.) ("RCRA"), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.), and the Clean Water Act of 1977, as amended (33 U.S.C. Section 1251, et seq.);

                  "Release" means any release, spill, emission, leaking, pumping, pouring, emitting, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, including the movement of any Contaminant through or in the air, soil, surface water, or groundwater; and

                  "Remedial Action" means any action required under any Environmental Law to (i) clean up, remove, or treat any Contaminant, and (ii) prevent the Release, threat of Release, or minimize the further Release or migration of any Contaminant to inhibit migration or endangerment to public health, welfare, or the environment.

                  "Contaminant" means substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law.

      5.10 PERMITS. Attached as SCHEDULE 2.2(g) is a listing of all permits used in the conduct of the Business all of which are in full force and effect.

      5.11 TAX RETURNS AND TAXES. Except as otherwise disclosed on SCHEDULE 5.11, (1) all tax returns required to be filed by Seller prior to the Closing with respect to the Business have been or will be filed on or before the Closing Date; (2) all taxes indicated as due and payable prior to the Closing on such returns have been or will be paid when required by law; and (3) the Purchased Assets are not encumbered by any liens arising out of unpaid taxes that are due and payable.

      5.12 ACCOUNTS RECEIVABLE. The accounts receivable presented in the Bid pBalance Sheet were incurred in the normal course and accounts receivable reserves were calculated in accordance with the TRW policies depicted on page 66 of the Offering Memorandum.

      5.13 ACCOUNTS PAYABLE. The accounts payable presented on the Bid Balance Sheet provide a true and correct summation of the payments owed to trade vendors.

      5.14  EMPLOYEE BENEFIT PLANS.

            (a) SCHEDULE 5.14(a) contains a true and complete list of each contract, agreement, plan, or arrangement which is an "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), maintained by or on behalf of Seller or to which Seller contributes, providing benefits to the Acquired Employees; and, whether or not described in the preceding clause, any pension, profit sharing, severance, employment, change in control, bonus, deferred or supplemental compensation, stock purchase or stock option, retirement or thrift plan, or any other employee benefit arrangement, obligation, custom, or practice which provides benefits, other than salary, as compensation for services rendered to current and former employees of the Business (collectively, the "Employee Benefit Plans").

      5.15  EMPLOYEES, CONSULTANTS, AND INDEPENDENT CONTRACTORS.

            (a) Set forth on SCHEDULE 5.15(a) is a true and complete list of each person employed by the Business as of the Closing Date, which identifies each such person by name, date of hire, service date, status as an hourly or salaried employee, and location of employment.

            (b) SCHEDULE 5.15(b) sets forth a true and complete list and description of (i) the current status of any pending or threatened, charges, complaints, investigations, or grievances relating to the Acquired Employees, including unfair labor practices, wage and hour complaints, complaints regarding vacations, time off, or pay in lieu of vacation or time off, and employment discrimination charges, affecting the Business, and (ii) all investigations, orders, decrees, settlements, and judgments to which the Business was a party, which are still binding upon the Business, all as ofNovember 28, 2003.

      5.16 BROKERS. Except for W.Y. Campbell & Co., no broker, finder or investment banker is entitled to any brokerages, finders or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller.

      5.17 OPERATIONS IN THE NORMAL COURSE. Except for the process engaged through W.Y. Campbell & Company to sell the assets of the Business, the Business has been run in the normal course, including but not limited to the ordering of inventory, fulfillment of customer orders, recording of transactions, and payment of vendors.

      5.18 NO MATERIAL ADVERSE CHANGE. Except as disclosed in SCHEDULE 5.18, from the period of November 28, 2003 through the Closing, to the Knowledge of Seller, after due inquiry, and except as has been disclosed, there has been no material adverse change in (i) the customer base or (ii) the operation of the Business. Specifically, Seller shall make due inquiries and disclose whether a material customer or a sufficient quantity of smaller customers who in the aggregate are material: (a) has ceased buying from Autospecialty; (b) threatens to cease buying from Autospecialty which threat is believed to be true; (c) there is a material adverse change in ability to make payments for previously purchased merchandise or (d) there is any other material adverse change in the relationship with material customer(s). Except as disclosed in SCHEDULE 5.18, from the period of November 28, 2003 through the Closing, there has been no material adverse change in the profit/loss conditions of Autospecialty based upon financial statements utilizing Seller's consistently applied methods.

      5.19 ASBESTOS. None of the Inventory contains any asbestos containing materials.

      5.20 SOLVENCY. Seller is not insolvent, as such term is defined in the United States Bankruptcy Code, nor, as a result of this transaction, will it be rendered insolvent, have unreasonably small capital or be unable to pay its debts as they mature.

      Other than the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.6(b) and 5.20 above, the foregoing representations and warranties of Seller are made to its Knowledge (as defined in Section 9.6 below).

                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as of the Closing Date that, in all material respects:

      6.1   ORGANIZATION AND STANDING OF PURCHASER.

            (a) Organization and Status. Purchaser is a corporation duly organized and validly existing under the laws of the State of Illinois. Purchaser has qualified as a foreign corporation and is in good standing in every state where the failure to so qualify would have a material adverse effect on the financial condition, business, assets, or results of operations of Purchaser taken as a whole. Purchaser has all corporate power and authority necessary to own and operate its properties and otherwise to conduct its business as it is presently conducted and to enter into this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement and to perform its obligation hereunder and thereunder.

      (b) Authority. The execution and delivery of this Agreement and the other agreements to be executed and delivered by Purchaser pursuant to this Agreement and the consummation by Purchaser of the transactions contemplated by, and other compliance with or performance under, them have been duly authorized by all necessary action on the part of Purchaser and its Board of Directors in compliance with applicable law.

      (c) Consents. Except as set forth on SCHEDULE 6.1(c), all filings, consents, and approvals of third parties and governmental authorities required in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement have been obtained.

      6.2 NO VIOLATION. The execution and delivery by Purchaser of this Agreement and the other agreements to be executed and delivered by Purchaser pursuant to this Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the Articles of Incorporation or the Bylaws of Purchaser, (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Purchaser is a party or by which any of its assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which will be cured by Purchaser prior to, or as soon as practicable after, Closing, or (iii) violate any law, ordinance, order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its assets.

      6.3 ENFORCEABILITY. This Agreement and the agreements and instruments contemplated by this Agreement to which Purchaser is a party or a signatory constitute or will constitute the legal, valid and binding obligations of Purchaser, and are enforceable in accordance with their terms.

      6.4 BROKERS. No broker, finder or investment banker is entitled to any brokerages, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

      6.5 LITIGATION. There is no litigation, action, claim, proceeding or governmental investigation pending or threatened in writing against Purchaser or affecting Purchaser which materially affects or would materially affect Purchaser's ability to complete the transactions contemplated in this Agreement.

      6.6 ASBESTOS. To its Knowledge none of the Purchaser's inventory contains any asbestos containing materials.

      6.7 SOLVENCY. Purchaser is not insolvent, as such term is defined in the United States Bankruptcy Code, nor, as a result of this transaction, will it be rendered insolvent, have unreasonably small capital or be unable to pay its debts as they mature.

                                    ARTICLE 7

                                EMPLOYEE BENEFITS

      7.1   BENEFIT PLANS.

      (a) Except as otherwise agreed to by Seller, from the Closing until at least one year following the Closing, Purchaser will provide the Acquired Employees with compensation (including salary and the opportunity to earn performance based incentive compensation, if any) which is reasonably comparable to the compensation which was being provided by Seller immediately prior to the Closing.

      (b) Except as otherwise agreed to by Seller, from the Closing until at least one year following the Closing, Purchaser will provide to the Acquired Employees with the following benefits:

            (i) Medical and Dental Benefits. Purchaser will offer medical (through Kaiser Permanente) and dental (through Delta Dental) benefits (collectively, "Purchaser Health Benefits") which are reasonably comparable to those which were offered to such Acquired Employees and their covered dependents by Seller immediately prior to the Closing. Purchaser will not increase materially the amounts which such Acquired Employees must contribute for themselves and their covered dependents for Purchaser Health Benefits compared to what they had been contributing for medical and dental benefits while employed by Seller immediately prior to the Closing. Current medical and dental contribution levels for Acquired Employees are set forth on SCHEDULE 7.1(b). Waiting periods and pre-existing coverage restrictions for Purchaser Health Benefits will apply to any such Acquired Employee or his or her covered dependent only to the extent they would have applied to any such person under the medical and dental plans provided by Seller if the transaction contemplated by this Agreement had not occurred. Amounts expended by such Acquired Employees or their covered dependents to satisfy annual deductibles, co-payments and out-of-pocket maximums under the medical and dental plans provided by Seller will be credited for purposes of Purchaser Health Benefits to the extent such amounts were expended in the benefit determination year of the plan or plans providing the Purchaser Health Benefits which includes the Closing Date. Notwithstanding anything in this Section or Agreement to the contrary, medical and dental coverage (as applicable) in effect for the Acquired Employees on the day immediately prior to the Closing Date under the welfare plan maintained by Seller shall remain in effect for such Acquired Employees through December 31, 2003. Purchaser shall reimburse Seller for the cost of such coverage for the period commencing on Closing through January 31, 2004.

            (ii) Vision Benefits. Such Acquired Employees and their covered dependents will be offered vision benefits only to the extent included in Purchaser Health Benefits; provided, however, that Purchaser will offer coverage to such Acquired Employees under any stand-alone vision plan to the same extent and on the same terms and conditions as it offers such coverage to its similarly-situated other employees.

            (iii) Life Insurance Benefits. Such Acquired Employees will be offered life insurance benefits to the same extent and on the same terms and conditions as Purchaser offers such coverage to its similarly-situated other employees.

            (iv) Retirement Benefits. As soon as practicable following the Closing, Purchaser will provide all Acquired Employees hired by Purchaser with coverage under a defined contribution plan, which offers a cash or deferred arrangement and which is similar in form and substance to that which is provided to Purchaser's similarly situated employees. For all purposes under such Plan, including eligibility to participate and vesting in benefits thereunder, the Acquired Employees shall receive credit for all periods of service with Seller and the members of Seller's controlled group (as defined in Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")) as of the Closing. Such plan will permit the

                  Acquired Employees participating thereunder to roll over their vested benefits under any retirement plan maintained by Seller only if Seller provides evidence reasonably satisfactory to counsel for Purchaser as to the tax-qualified status of such retirement plan, as determined in accordance with applicable Treasury Regulations. Purchaser's plan will not be obligated to accept the rollover of any loan made to such Acquired Employees by any retirement plan sponsored by Seller unless
                  (I) such loan is current at the time of the rollover and (II) Purchaser permits its other employees who are similarly situated to such Acquired Employees to borrow from one or more tax-qualified retirement plans sponsored by PURCHASER. Except for any such rollover, no assets held in trust for any Employee Benefit Plan applicable to such Acquired Employees, specifically including, but not limited to, the TRW Automotive Salaried Pension Plan and the TRW Automotive Retirement Savings Plan, will be transferred to Purchaser or to any plan adopted or maintained by Purchaser.

            (v) Severance Benefits. Purchaser will provide severance benefits to such Acquired Employees in the amount of one week of base compensation for each year of service with Purchaser (including any prior service with Seller) in the event Purchaser terminates the employment of any such Acquired Employee without cause (except for terminations without cause which are part of a sale of assets by Purchaser under circumstances where the employee is offered comparable employment by the purchaser of such assets).

            (vi) Vacation Benefits. Purchaser will honor any vacation benefits of such Acquired Employees which were accrued at the time of the Closing and will permit such benefits to be taken 2003 or in 2004, subject to Purchaser's reasonable procedures applicable to similarly-situated employees as to when vacation time may be taken. Any vacation policy which Purchaser may apply to such Acquired Employees will give them credit for their prior service with Seller.

Purchaser will not be required to provide such Acquired Employees with any short-term or long-term disability benefits.

      (c) Purchaser is not assuming, and will not have responsibility for the continuation of, any Employee Benefit Plan of Seller applicable to any of the Acquired Employees, and Purchaser will not be deemed a successor employer to Seller with respect to any Employee Benefit Plan. No plan adopted or maintained by Purchaser with respect to the Acquired Employees hired by it will be deemed a successor plan of Seller.

      (d) Seller will be responsible for providing continued group health plan coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA Continuation Coverage") in accordance with Treasury Regulation
Section 54.4980B-9 and other applicable laws and regulations, to all of its employees, and to their respective covered dependents, electing such coverage who incurred qualifying events (for COBRA Continuation Coverage purposes) prior to the Closing or who incur qualifying events in connection with the Closing; provided, however, that if any Acquired Employee elects COBRA Continuation Coverage under Seller's group health plan, Purchaser shall pay for the cost of such coverage until the Acquired Employee becomes covered under Purchaser Health Benefits, as provided in paragraph (b)(i) above, and Purchaser shall notify Seller of the date on which the Acquired Employee becomes covered under Purchaser Health Benefits. Purchaser will be responsible for providing COBRA Continuation Coverage in accordance with Treasury Regulation Section 54.4980B-9 and other applicable laws and regulations, to all Acquired Employees, and to their respective covered dependents, electing such coverage who incur qualifying events after the Closing and Purchaser will provide all required notices to individuals entitled to such notices pursuant to the requirements of ERISA and the Code.

      (e) No employee of Seller, and no dependent of any such employee, will be a third-party beneficiary of the obligations of Purchaser under this Section 7.1.

      7.2   ACQUIRED EMPLOYEES.

            (a) ITASCA EMPLOYEES. With respect to the Itasca facility, Purchaser and Seller shall agree to offer a "stay-bonus" to encourage the Itasca Acquired Employees to remain through a transition period with Purchaser. Eligible Itasca Acquired Employees who are still employed at the end of such transition period will be paid a "stay-bonus" by Purchaser in exchange for a signed release of liability (for Seller's as well as Purchaser's benefit) in a form approved by Seller. Seller will pay to Purchaser the amount of said "stay-bonuses" up to an aggregated maximum of $10,000.00 as a reduction to the purchase price.

            (b) CARSON EMPLOYEES. With respect to the Carson facility, effective as of the time of Closing, Purchaser will offer employment to all remaining employees, the number of which shall not exceed 175. Seller shall be responsible for severance pay (in accordance with the terms of the Seller's applicable severance pay policy) and pay-in-lieu-of-notice (including any WARN (as defined in Section 7.2(d) below) or state-mandated WARN-type liability), if any, to all Carson employees severed by Seller as of or before the time of Closing. Purchaser shall be responsible for any and all such costs to all Carson employees severed by Purchaser as of or after the time of Closing.

            (c)   KEY MANAGERS. With respect to the key managers identified on
Schedule 7.2(c) hereof, in the event Purchaser terminates (for any reason) the employment of up to three of them within the period between sixty and one-hundred-twenty days following the Closing, Purchaser shall notify Seller. At the time of termination of each such key manager, Purchaser shall pay such employee severance under Purchaser's policy plus such additional amount as would in total equal the severance benefit such employee would have received from Seller and Purchaser shall obtain a release from such employee including on behalf of Seller. Seller shall reimburse Purchaser for the total amount of the severance paid to such employee (but not exceeding what such employee would have received under Seller's severance policy) plus the amount of salary and cost of benefits for the period between the sixty-first day following Closing and the date of termination of such employee's employment with Purchaser.

            (d) SUBSEQUENT TERMINATIONS OR LAYOFFS. Other than as specifically referenced in this Section 7.2, with respect to any termination or layoff by Purchaser of any Acquired Employee after Closing, Purchaser will comply fully with all applicable laws, including without limitation any laws relating to employee notification (such as with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and any related state laws in the United States), and all laws relating to discrimination in employment or unfair employment practices. Purchaser will be solely responsible for all costs related to such termination or lay off of any Acquired Employee, including but not limited to severance expenses, penalties, damages and attorney's fees related thereto. Notwithstanding the preceding sentence, Seller will reimburse Purchaser for any of the Acquired Employees at Itasca and up to five (5) of the Acquired Employees at Carson who are terminated by Purchaser prior to January 31, 2004. Said reimbursement will be based on the payment of severance benefits actually paid in accordance with Seller's severance policy and will be made following submission of an invoice by Purchaser along with a signed release of liability (for Seller's as well as Purchaser's benefit) by the terminated Acquired Employee in a form approved by Seller.

      7.3 WORKERS' COMPENSATION. Notwithstanding anything to the contrary in this Agreement:

      (a) Seller will bear the entire cost and expense of all workers' compensation claims arising out of injuries identifiably sustained by Acquired Employees on or before the Closing as identified in SCHEDULE 7.3

      (b) Purchaser will bear the entire cost and expense of all workers' compensation claims arising out of injuries identifiably sustained by Acquired Employees after the Closing.

      (c) Seller will bear the entire cost and expense of all workers' compensation claims arising out of injuries without an identifiable date of occurrence and which are alleged to have arisen either before or during a period before and after the Closing which are filed within sixty (60) calendar days after the Closing Date.

      (d) Purchaser shall bear the entire cost and expense of all workers' compensation claims arising out of injuries sustained by Acquired Employees without an identifiable date of occurrence and which are alleged to have arisen either before or during a period before and after the Closing which are filed more than sixty (60) calendar days after the Closing Date.

      7.4 NO RIGHTS. Neither Purchaser nor Seller intend this Article 7 or other provisions of this Agreement to create any rights or obligations, except as between the parties hereto, and no present or future employee of Purchaser or Seller (or any dependents of such employee) will be treated as a third party beneficiary under this Agreement. Nothing in this Agreement is intended to state, suggest or imply that Acquired Employees are being employed by the Purchaser for any specific duration or on a basis that is other than terminable at will.

                                    ARTICLE 8

                                 INDEMNIFICATION

      8.1   INDEMNITY BY PURCHASER. Subject to the limitations provided in
Section 8.6, Purchaser shall indemnify, defend, and hold harmless Seller against any loss, damage, injury, liability, duty, obligation, cost or expense, including attorneys' fees and expenses, whether or not related to claims by third parties, (each of the foregoing, a "Loss") suffered by Seller, or its affiliates, shareholders, officers, directors, employees and agents, and their respective legal representatives, successors and assigns (the "Seller Indemnitees"), arising out of, in connection with or resulting from:

            (a) any breach of or failure to comply with any covenant or agreement made by Purchaser in this Agreement or in any schedule, exhibit, or certificate delivered pursuant hereto;

            (b) the Assumed Liabilities and any failure to perform the Assumed Liabilities; or

            (c) any inaccuracy in, misrepresentation, or breach of any of the representations or warranties made by Purchaser herein or in any schedule, exhibit, or certificate delivered pursuant hereto.

      8.2   INDEMNITY BY SELLER. Subject to the limitations provided in Section
8.6 of this Agreement, Seller shall indemnify, defend, and hold harmless Purchaser against any Loss (as defined in Section 8.1) suffered by Purchaser, or its affiliates, shareholders, officers, directors,

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

employees and agents, and their respective legal representatives, successors and assigns (the "Purchaser Indemnitees"), arising out of, in connection with or resulting from:

            (a) the failure by Seller to perform any of its obligations under this Agreement or in any schedule, exhibit, or certificate delivered pursuant hereto;

            (b) the Retained Liabilities and any failure to perform the Retained Liabilities;

            (c) any misrepresentation or breach of the representations and warranties of Seller contained in this Agreement or in any schedule, exhibit or certificate delivered pursuant hereto; or

            (d)   the noncompliance with bulk transfer laws as provided in
Section 4.6 above (excluding however any liability which is part of the Assumed Liabilities).

      8.3   CLAIMS PROCEDURE.

            (a) Notice. A party seeking indemnification pursuant to this Agreement (the "Indemnitee") shall, within a reasonable time after receiving notice of a Loss, notify the indemnifying party (the "Indemnitor") in writing of the facts that are the basis of such Loss which the Indemnitee has determined has given rise to a right of indemnification under this Agreement (a "Claim"), and the Indemnitor shall have 30 days from receipt of such notice to elect to conduct and control any legal or administrative action or suit with respect to a Claim, by giving written notice to the Indemnitee within such 30 day period. Notwithstanding the foregoing, a delay in providing any notice of a Claim shall not prejudice any right to indemnification under this Agreement except to the extent that the Indemnitor is actually prejudiced by such failure. The amount of the Claim as set forth in the notice shall be based upon the Indemnitee's good faith opinion of the reasonable maximum exposure to the Indemnitor but shall not limit the Indemnitee's right to indemnification if the Loss resulting exceeds the amount set forth in the notice.

            (b) Other Claims. If the Indemnitee suffers a Loss other than that arising from a claim or demand asserted by a third party, the Indemnitee shall in its notice of Claim propose a course of remedial action. The Indemnitor shall notify the Indemnitee whether it disputes its obligation to indemnify the Indemnitee or the amount of the Indemnitee's Loss, and shall propose a course of remedial action to satisfy the Claim. If the Indemnitor disputes such Claim or any portion thereof, the Indemnitor shall specify in detail the portion of such Loss (if less than all) which is disputed and the facts relied upon by the Indemnitor as a basis for such dispute.

      8.4 DEFENSE OF CLAIMS. If the Indemnitor does not give such notice referred to in Section 8.3(a), the Indemnitee shall have the right to defend, contest, settle, or compromise such action or suit in the exercise of its exclusive discretion. If the Indemnitor gives such notice, it shall have the right to undertake, conduct, and control, through counsel of its own choosing, at its sole expense, the conduct and settlement of such action or suit, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided, however, (a) the Indemnitor shall not thereby permit to exist any lien, encumbrance, or other adverse charge securing the claims indemnified hereunder upon any asset of the Indemnitee, (b) the Indemnitor shall not thereby consent to the imposition of any injunction against the Indemnitee without the written consent of the Indemnitee, (c) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, except as provided in clause (d) below, and (d) upon a final determination of such action or suit, the Indemnitor shall agree promptly to reimburse to the extent required under this Article 8 (subject to the provisions of Section 8.6) the Indemnitee for the full amount of any Loss resulting from such action or suit and all reasonable and related expenses incurred by the Indemnitee, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such action or suit by the Indemnitor. So long as the Indemnitor is contesting any action in good faith, the Indemnitee shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such action or suit; provided, however, in such event, the Indemnitee shall waive any right to indemnity therefor from the Indemnitor and no amount in respect therefor shall be claimed as Losses under this Article 8.

      8.5 COOPERATION. If requested by the Indemnitor, the Indemnitee shall cooperate with the Indemnitor and its counsel in contesting any claim which the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person. Further, the Indemnitee shall take such other action as may reasonably be requested by the Indemnitor to reduce or eliminate any loss or expense for which the Indemnitor would have responsibility; provided, however, the Indemnitor shall reimburse the Indemnitee for any out of pocket expenses incurred by it in so cooperating or acting at the request of the Indemnitor. In addition to the foregoing, in the event that either party is sued or legal action or proceeding is instituted against either party (and whether or not indemnification applies), the other party shall cooperate by providing information, documents, witnesses and sample products and the like in order to assist such party with defense of the litigation.

      8.6   LIMITATIONS.

            (a) Subject to the provisions of subpart (c) below, no Indemnitor shall have any liability to any Indemnitee for indemnification under this
Article 8: (1) unless and until a Claim is greater than Twenty-Five Thousand ($25,000.00) dollars in value and the aggregate amount of such Claims exceeds Two-Hundred Fifty Thousand ($250,000.00) dollars, and (2) the maximum aggregate amount of indemnification for which any Indemnitor shall be liable under this
Article 8 shall be Five Million ($5,000,000.00) dollars for a period of nine (9) months following the Closing Date and, subject to Section 8.6(b) below, shall be Two Million Five Hundred Thousand ($2,500,000.00) dollars thereafter. Notwithstanding the above, the maximum aggregate amount of indemnification for which Seller shall be liable under this Article 8 shall be reduced by an amount equal to the trade and sundry payables not paid by Purchaser in accordance with
Section 2.7(vi) above.

            (b) Subject to the provisions of subpart (a) above and subpart (c) below, all representations and warranties made by Seller and Purchaser contained in this Agreement, and any indemnification obligation of Seller and/or Purchaser for breach of same, shall survive the Closing Date for a period of eighteen (18) months, at which time such representations and warranties and indemnification obligation shall expire. Notwithstanding anything to the contrary contained in this Agreement, any notice of a Claim (as provided in Section 8.3(a)) with respect to indemnification for breach of a warranty or representation shall be received by the Indemnitor prior to the second anniversary of the Closing Date, and if such notice of a Claim is not received by the Indemnitor prior to such date, the Indemnitor shall not bear any indemnification obligation to the Indemnitee with respect to such Claim. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the parties shall not expire as to any Claim for breach of warranty or representation asserted by either party on or before the eighteen (18) month anniversary of the Closing Date, until such Claim has been resolved completely, to the requirements of this Agreement.

            (c) The monetary limitations provided in subpart (a) above and the survival limitations provided in subpart (b) above shall not apply to the following indemnification

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

obligations:

            (i) any obligation of Seller pursuant to Sections 8.2(a), 8.2(b) and 8.2(d); and

            (ii)  any obligation of Purchaser pursuant to Sections 8.1(a) and
                  (b).

      8.7 PAYMENT OF DAMAGES. Each Indemnitor shall promptly pay to any Indemnitee, in immediately available funds, any Loss to which such Indemnitee is entitled by reason of the provisions of this Agreement. The parties covenant any payment made pursuant to this Article 8 shall be treated, for income tax purposes, as an adjustment to the Purchase Price.

      8.8 MINIMIZATION OF INDEMNITIES RELATED TO INSURANCE. The parties shall use reasonable efforts to minimize the obligation of the other to indemnify by taking all reasonable efforts (not including the payment of money) to (a) secure reimbursement from insurance carriers under applicable insurance policies covering any such liability and (b) secure a waiver of subrogation from the applicable insurer for the benefit of the indemnitor. An Indemnitee shall only be required to make insurance claims (1) if the Indemnitor was not provided an adjustment for such item on the Closing Date Statement or other financials used to compute the Purchase Price, (2) such insurance proceeds exceed and are netted against any expenses of the Indemnitee of making such a claim, including without limitation, self insurance, deductibles or captive insurance premiums or charges, and (3) net of the effect of tax burdens or benefits conferred upon such Indemnitee.

      8.9 NO OFFSET. If Seller or Purchaser, for any reason, fails or refuses to perform fully its obligations of indemnification under this Article 8, Seller and Purchaser will have no right of offset with respect to any payments which are due or will become due pursuant to Section 2.10 of this Agreement except to the extent that the amounts owing under such indemnification obligations are noncontingent and liquidated.

                                    ARTICLE 9

                               GENERAL PROVISIONS

      9.1 NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if
(i) delivered in person, (ii) made by facsimile transmission, or (iii) sent by overnight courier service (with all fees prepaid), as follows:

      Notices to Seller:            TRW Automotive
                                    12025 Tech Center Drive - Tech II
                                    Livonia, Michigan 48150
                                    Attn: Paul Whitfield

                                    Facsimile No.: (734) 266-1881

      with a copy to:               Vice President & General Counsel
                                    TRW Automotive
                                    12025 Tech Center Drive - Tech II
                                    Livonia, Michigan 48150

                                    Facsimile No.: (734) 266 4590

      Notices to Purchaser:         Universal Automotive, Inc.
                                    11859 South Central Avenue
                                    Alsip, Illinois 60803
                                    Attn: Arvin Scott, President and CEO

                                    Facsimile No.: (708) 489-1934

      With a Copy to:               John F. Pollick
                                    McGuireWoods LLP
                                    150 North Michigan Avenue, 25th Floor
                                    Chicago, Illinois 60601

                                    Facsimile No.: (312) 750-8600

Any such notice, request, demand or other communication shall be deemed to be given if delivered in person, on the date delivered, if made by facsimile transmission, on the date transmitted, or, if sent by overnight courier service, on the date sent as evidenced by the date of the bill of lading; and shall be deemed received if delivered in person, on the date of personal delivery, if made by facsimile transmission, upon confirmation of receipt (including electronic confirmation), or if sent by overnight courier service, on the first business day after the date sent. Any party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 9.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 9.1.

      9.2 EXPENSES. Except as provided herein each party shall pay its own legal fees and costs incurred in connection with the transactions contemplated hereby and the performance of its obligations hereunder regardless of whether the transactions are ultimately consummated.

      9.3 REMEDIES CUMULATIVE; COSTS. The rights and remedies specified in any provision of this Agreement are in addition to all the rights and remedies a party may have under any other provision of this Agreement, any other agreement or applicable law, including any right to equitable relief and any right to sue for damages under this Agreement, and all such rights and remedies are cumulative; provided, however, that a party shall not be entitled to multiple recoveries of the same loss, nor to any consequential loss of profit or loss of business damages. Without limiting the foregoing, no exercise of a remedy shall be deemed an election excluding any other remedy (any such claim by any other party being hereby waived). A party who prevails in enforcing rights and remedies under this Agreement shall (in addition to any other relief hereunder) be paid by the other party all costs, fees and expenses, including reasonable attorneys' fees, incurred by the prevailing party in enforcing such rights and remedies.

      9.4 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Seller and Purchaser agree that they will bring any action or proceeding for the enforcement of any right, remedy, obligation or liability arising under or in connection with this Agreement solely in the District Court for the Eastern District of Michigan or the Michigan Circuit Court for the County of Oakland. Each party hereby irrevocably waives its right to bring any action or proceeding against the other except in accordance with the preceding sentences. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. If any party seeks to enforce its right to indemnification under this Agreement for any Loss resulting from a Third Party Claim by joining another party to a judicial proceeding before a jury in which such third party is a party, the

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

parties shall request the court to try the claims between the parties to this Agreement without submitting the matters to the jury.

      9.5 ASSIGNMENT; SUCCESSORS IN INTEREST. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon the parties to this Agreement and their respective successors and assigns, shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns (and to or for the benefit of no other person or entity, whether an employee or otherwise, whatsoever), and any reference to a party to this Agreement shall also be in reference to a successor or assign. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions of this Agreement.

      9.6   CONSTRUCTION.

            (a) This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan.

            (b) "Knowledge" of Seller shall mean the direct, actual knowledge of Paul Whitfield, Michael Niemiec and/or Clifton Roesler.

            (c) "Knowledge" of Purchaser shall mean the direct actual knowledge of Arvin Scott, Robert Zimmer and/or William Stock.

            (d) "Material Adverse Effect" shall mean a material adverse effect on the Purchased Assets and the financial condition of the Business taken as a whole except as a result of (i) the seasonal and cyclical nature of the automotive and IAM (including commercial and off-highway vehicles) supplier industry (the "Industry"), (ii) any change in the general economic or financial conditions in the Industry, (iii) the occurrence or continuance of any material disruption of, or material adverse change in, United States banking or capital markets since the date of this Agreement, or (iv) any change resulting from developments in the Industry which affects the Business and also affects or is capable of affecting in a substantially similar manner other companies or businesses in the Industry, including without limitation any strike or other labor disruption at a customer or supplier.

      9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes here, facsimile signatures may be delivered, and any such facsimile signature shall be treated in all respects as if it was an original signature.

      9.8 SEVERABILITY. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all of the terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner or adverse to any party hereto.

      9.9 EXHIBITS AND SCHEDULES. Each exhibit, schedule and certificate referred to in this Agreement, each attachment to any exhibit or schedule, and each other attachment to this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.

      9.10 CONSULTATION. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

      9.11 DISCLOSURE. Except for any public announcements of the transactions contemplated pursuant to Section 9.11, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institutions contacted by it with respect to any financing required in connection with such transactions and counsel to such institutions, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

      9.12 ENTIRE AGREEMENT. This Agreement, which is deemed to include all exhibits, schedules and certificates delivered pursuant to the terms hereof, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, whether expressed or implied, by any officer, employee or representative of any party hereto with respect thereto.

      9.13 AMENDMENT; WAIVER. This Agreement may be amended, and any provision hereof waived, but only in a writing signed by the party against whom such amendment or waiver is sought to be enforced. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

KELSEY-HAYES COMPANY                             UNIVERSAL AUTOMOTIVE, INC.

By: ______________________                       By: ______________________
    Joseph S. Cantie                                 Arvin Scott
    Vice President and Treasurer                     President

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